Exhibit (d)(2)(ii)


                        NEUBERGER BERMAN MANAGEMENT INC.
                             SUB-ADVISORY AGREEMENT

                                   SCHEDULE A

         The Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

         Neuberger Berman Century Fund
         Neuberger Berman Fasciano Fund
         Neuberger Berman Focus Fund
         Neuberger Berman Genesis Fund
         Neuberger Berman Guardian Fund
         Neuberger Berman International Fund
         Neuberger Berman Manhattan Fund
         Neuberger Berman Millennium Fund
         Neuberger Berman Partners Fund
         Neuberger Berman Real Estate Fund
         Neuberger Berman Regency Fund
         Neuberger Berman Socially Responsive Fund
         Neuberger Berman Technology Fund


                  Dated: May 1, 2002